   As filed with the Securities and Exchange Commission on February 10, 1999



                                                      Registration No. 333-67361

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM S-3/A
                                AMENDMENT NO. 1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------


                           HUDSON HOTELS CORPORATION
             (Exact name of registrant as specified in its charter)

                         ------------------------------


              NEW YORK                                                                   16-1312167
  (STATE OR OTHER JURISDICTION OF         (Primary Standard Industrial      (I.R.S. EMPLOYER IDENTIFICATION NO.
           INCORPORATION                  Classification Code Number)
          OR ORGANIZATION)


                            ------------------------


                          E. ANTHONY WILSON, CHAIRMAN
                           HUDSON HOTELS CORPORATION
                            300 BAUSCH & LOMB PLACE
                              ROCHESTER, NY 14604
                                 (716) 454-3400



  (Address, including zip code, and telephone number, including area code, of registrant's
principal executive offices and name, address and telephone number of agent for service)



                                   COPIES TO:
                             ALAN S. LOCKWOOD, ESQ.
                          BOYLAN, BROWN, CODE, FOWLER,
                            VIGDOR & WILSON, L.L.P.
                               2400 CHASE SQUARE
                           ROCHESTER, NEW YORK 14604
                                 (716) 232-5300

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/


                             [cover page continues]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                       PROPOSED
            TITLE OF EACH CLASS                  AMOUNT        PROPOSED MAXIMUM        MAXIMUM           AMOUNT OF
            OF SECURITIES TO BE                   TO BE         OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
                REGISTERED                     REGISTERED        PER SHARE(1)           PRICE               FEE
Common Stock, par value $.001 per share          200,000            $2.09              $418,750           $144.40



(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market Issues on November 11, 1998.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                           HUDSON HOTELS CORPORATION

                         200,000 SHARES OF COMMON STOCK


    A single selling shareholder is offering to sell 200,000 shares of common stock of Hudson Hotels Corporation . Hudson will not receive any of the proceeds from the sale of these shares. The selling shareholder may sell them at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The market price of the shares as of February 8, 1999 is $1.50 per share. You will find additional information about Hudson on page 1, and about the selling shareholder and method of sale on page 4.



    The NASDAQ Stock Market lists the common shares of Hudson Hotels Corporation under the symbol HUDS.


                            ------------------------


    INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.



                                  * * * * * *



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                   This Prospectus is dated February 9, 1999

                                     HUDSON



    Hudson Hotels Corporation was incorporated in New York State on June 5, 1987 under the name Microtel Franchise and Development Corporation to develop and franchise a national chain of economy limited service lodging facilities, using the service mark "MICROTEL-Registered Trademark-".



    On October 5, 1995, Hudson sold to US Franchise Systems, Inc. ("USFS") the worldwide franchising and administration for the Microtel hotel chain. Following this sale, we ceased our franchising activities. Although the agreement was entitled Joint Venture Agreement, we structured the transaction as an outright sale of Hudson's franchising rights.



    Following the sale of its franchising system, Hudson has focused its efforts on developing, building and managing various hotel projects, including Microtel Inns. Also, during 1996, 1997 and 1998, we have pursued a significant expansion and development program. This program has included several acquisitions and the development of five (5) Microtel Inns through a joint venture partnership.



    As of December 31, 1998, Hudson managed forty-three hotel properties located primarily in the Northeast and Southeast United States. Hudson owned twenty-five
(25) of these hotels. The properties range from super budget Microtel Inns to full-service hotels. We compete for management contracts with other hotel management companies.



    Hudson's principal executive offices are located at 300 Bausch & Lomb Place, Rochester, NY 14604, and our telephone number is (716) 454-3400.


                              RECENT DEVELOPMENTS


    ACQUISITION OF PROPERTIES. In August 1998, we organized a Virginia limited partnership, HH Bridge, L.P., to acquire three properties. We contributed $3,643,000 to the capital of the Partnership for a 1% general partnership interest and a 41.2% limited partnership interest. M,L,R&R, an investment partnership, contributed $5,000,000 for a 57.8% limited partnership interest. The partnership agreement provides that:



    - M,L,R&R receives a $250,000 guaranteed payment each quarter.



    - Hudson receives all income of the partnership in excess of that preferred return.



    - M,L,R&R has the right to require us to purchase its partnership interest on August 14, 1999 for $6,000,000.



    - M,L,R&R has the right to acquire our interest in the partnership for $1.00 if:



        (a) the preferred return is not paid, or



        (b) we are unable to purchase M,L,R&R's interest on August 14, 1999 as required.



    On August 14, 1998, the partnership purchased the following three hotel properties for an aggregate purchase price of approximately $26,600,000:



        HOLIDAY INN, CLEVELAND, OHIO: A 146 room full service hotel located just off Interstate 71, approximately two miles northeast of the Cleveland Hopkins International Airport.



        HAMPTON INN, CHEEKTOWAGA (METROPOLITAN BUFFALO), NEW YORK: A 135 room limited service hotel located just off Exit 52W of Interstate 90.



        COMFORT SUITES, CHEEKTOWAGA (METROPOLITAN BUFFALO), NEW YORK: A 100 suite (1 and 2 bedrooms with separate living, sleeping and kitchen areas) hotel located adjacent to the Greater Buffalo International Airport, near the intersection of Interstate 90 and State Route 33.



    The partnership and the seller determined the purchase price by arms-length negotiation after analysis and valuation by Hudson based upon historic and projected operating results of the hotels. In addition to the capital contributions, the partnership borrowed $18,300,000 from Capital Company of America LLC secured by mortgages on the acquired properties. Hudson and the partnership had no material relationships with the seller prior to the acquisition.



    SETTLEMENT OF LAWSUIT. During September, we settled our long-standing litigation with Ladenburg, Thalmann & Co., Inc. On September 29, 1998 we paid $100,000 in cash and issued 200,000 shares of our common stock to Ladenburg, and Ladenburg executed a

Stipulation of Discontinuance of the action with prejudice. Hudson has agreed to register these shares for sale by the holders.



    TRANSFER OF PROPERTIES. In December 1998 and January 1999 Hudson transferred certain of its properties to companies which are affiliates of a holder of more than 5% of our outstanding shares. We undertook these transfers to obtain working capital which we required to pay operating expenses and debt service during our traditionally slow first quarter. The transfers were:



    - Canandaigua Hotel Corp., a subsidiary of Hudson, terminated its lease of the Inn on the Lake, owned by L, R, R & M, L.L.C., and entered into a management contract for that property.



    - H.H. Properties--Southwest, Inc., a subsidiary of Hudson, sold four parcels of vacant land in Texas and Arizona to Transport Associates.



    - We elected not to make the guaranteed payment due January 1, 1999 and M, L, R & R exercised its right to acquire our limited partnership interests in H.H. Bridge, L.P.



    We received or retained approximately $1,850,000 in cash from these transfers. Our mezzanine loan agreement requires us to use the proceeds of asset sales to pay down the debt; however, Hudson has instead used these proceeds for working capital. This violation of the mezzanine loan agreement gives our lender the right to demand immediate repayment of the mezzanine loan.



                                  RISK FACTORS



    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING HUDSON. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.



    SUBSTANTIAL DEBT. Hudson has borrowed substantial amounts to acquire its properties, and for general working capital:



    - $35 million in senior debt



    - an aggregate of $103 million in mortgage debt



    - $20 million in other long-term debt.



    At September 30, 1998, our long-term indebtedness was $157.4 million and we had a shareholders' investment of $11.1 million. Our debt level could have important consequences to the holders of the shares, including the following:



    - we may be unable to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;



    - a substantial portion of our cash flow from operations must be used to pay interest on the debt, which reduces the funds available for other purposes;



    - our loan agreements contain certain restrictive financial and operating covenants;



    - the interest rate on some of our debt is variable, which would cause us to be vulnerable to increases in interest rates;



    - the senior debt is secured by substantially all of our assets;



    - we are substantially more leveraged than most of our competitors, which places us at a competitive disadvantage;



    - we may be hindered in our ability to adjust rapidly to changing market conditions; and;



    - our substantial debt could make us more vulnerable in the event of a downturn in general economic conditions or a decline in our business.



    DEBT SERVICE. We must use a substantial portion of our cash flow to pay debt service. Our ability to pay principal and interest will be largely dependent upon our future performance. Many factors, some of which we cannot control, such as prevailing economic conditions, will affect our performance. Beginning in November

1999, Hudson must make substantial monthly principal payments on our mezzanine debt. We do not believe that our cash flow will cover required interest and principal payments on that debt, and therefore we will require additional financing. If the mezzanine lender demands immediate repayment of the debt, we will not be able to make the payment.



    NO LIMITATION ON FUTURE DEBT. Our Certificate of Incorporation and By-laws do not limit the amount of indebtedness that we may incur. Subject to limitations in our debt agreements, we expect to incur additional debt in the future to finance acquisitions and development. Our debt is, and will likely continue to be, secured by mortgages on our hotel properties and a general security interest in our other assets. We cannot assure you that we will be able to meet our debt service obligations. If we cannot, we may lose some or all of our assets to foreclosure.



    LIQUIDITY. Our principal sources of liquidity are existing cash balances and cash flow from operations. We incurred a loss of approximately $3.2 million in the third quarter of 1998, primarily because of costs incurred in our unsuccessful effort to establish a real estate investment trust. As a result, Hudson has required additional capital to continue its operations. We recently transferred some properties to obtain additional cash. We may also extend payables or seek a line of credit to further increase liquidity. We cannot assure you that we will be successful in these efforts.



    MANAGEMENT OF GROWTH. Hudson is growing rapidly, both through internal operating improvements and acquisitions. This growth may significantly strain our resources. We must continue to successfully integrate new hotels into its existing operations. This integration presents us with a significant management challenge, and the failure to integrate new hotels into our management and operating structures could have a material adverse effect on our results of operations and financial condition. We will be required to continue to improve our operations and our financial and management information systems, and to motivate and effectively manage our employees. If we are unable to manage our growth effectively, the quality of our services, our ability to identify, hire and retain key personnel and our results of operations could suffer.



    COMPETITION IN THE LODGING INDUSTRY. The lodging industry is highly competitive. No single competitor or small number of competitors dominate the industry. Our hotel properties operate in areas that contain many competitors. Competition in the lodging industry is based generally on location, room rates, and services and amenities offered. Our properties compete directly against other national and regional chains of hotels in each local market in which our hotels are located. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities, or significantly expand, improve or introduce new facilities in markets in which the hotels compete. We also compete with other regional and national hotel companies for development and management contracts.



    SEASONALITY. The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality causes quarterly fluctuations in our revenues. Events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel, may also adversely affect quarterly earnings.



    FRANCHISE AGREEMENTS. We operate all but four of our hotel properties under existing franchise or license agreements with independent franchisers. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel. Those limitations may conflict with our philosophy of creating specific business plans tailored to each property and to each market. The franchise standards may change over time, and may restrict our ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, to comply with such standards we may incur significant expenses or capital expenditures. The Franchise Agreements covering the hotels expire or terminate at various times and have differing remaining terms. To renew them, we may be required to make substantial capital improvements to the hotel.



    DEPENDENCE ON KEY PERSONNEL. Our future success depends in large part on the continued service of E. Anthony Wilson, our Chairman of the Board and Chief Executive Officer, Michael George, our President and Chief Operating Officer, and John M. Sabin, our Executive Vice President and Chief Financial Officer, as well as on our other key technical and management personnel. We also depend on our ability to continue to attract additional qualified employees to operate our hotel properties. The competition for such skilled personnel is intense and the loss of key employees could have a material adverse effect on our results of operations.



    VOLATILITY OF STOCK PRICE. Hudson's stock price has fluctuated significantly in the past, and such volatility may occur in the future.



    LACK OF DIVIDENDS. Hudson has never paid dividends on its Common Stock and we do not plan to pay any dividends on our Common Stock in the foreseeable future.


                                USE OF PROCEEDS


    The selling shareholder is offering for sale all of the shares being offered hereunder. We will incur certain expenses in connection with this offering; however, it will not receive any of the proceeds of the sale. All proceeds will go to the selling shareholder to be used for its own purposes.



                              SELLING SHAREHOLDER



    The selling shareholder, Ladenburg, Thalman & Co, Inc., is selling all of the securities being offered hereunder. The selling shareholder has had no material relationship with Hudson within the past three years. To the best of our knowledge, the selling shareholder currently owns 200,000 shares of our common stock, par value $.001, all of which are being offered hereunder. After the offering is complete, the selling shareholder will own no shares of our common stock.


                              PLAN OF DISTRIBUTION


    The shares may be sold from time to time by the selling shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ, and any exchange in which the common shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale. They may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this Prospectus. The selling shareholder and any such participating broker-dealers may be deemed to be "underwriters" under the Securities Act. The broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or purchasers of shares from whom they may act as agent (which compensation may be in excess of customary commissions).



    Hudson has informed the selling shareholder that the anti-manipulative rules under the Securities Exchange Act of 1934 (Rules 10b-6 and 10b-7) may apply to their sales of shares in the Market. Also, Hudson has informed the selling shareholder of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.



    In order to comply with certain state securities laws, if applicable, the common shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                                 LEGAL MATTERS


    The law firm of Boylan, Brown, Code, Fowler, Vigdor & Wilson, L.L.P., 2400 Chase

Square, Rochester, New York 14604, will pass upon the legality of the shares of common stock offered hereby for Hudson and the selling shareholder. Alan S. Lockwood, Esq., a partner in the law firm of Boylan, Brown, Code, Fowler, Vigdor & Wilson, L.L.P., is also the corporate secretary of Hudson.



                                    EXPERTS



    Hudson's Consolidated Balance Sheet as of December 31, 1997 and Consolidated Statements of Operations, Shareholders' Investment and Cash Flows for the year then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.



    Hudson's Balance Sheet of HH Properties-I, Inc., a wholly owned subsidiary of Hudson Hotels Corporation, as of December 31, 1996 and Statement of Operations, Shareholders' Investment and Cash Flows for the period of November 15, 1996 through December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.



    Hudson has incorporated in this prospectus by reference the Consolidated Balance Sheet as of December 31, 1996 and the consolidated Statements of Operations, Shareholders' Investment and Cash Flows for the year then ended which were audited by Bonadio & Co., LLP, independent auditors, as stated in their report given on the authority of that firm as experts in accounting and auditing.



                             AVAILABLE INFORMATION



    Hudson files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov.).



    Hudson lists its common stock on the NASDAQ National Market; you can inspect reports and other information concerning the company at the offices of NASD, 1735 K Street, N.W., Washington, D.C.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



    The following documents filed with the Commission by Hudson are incorporated in the Prospectus as of their respective dates by reference:



        (a) Hudson's Form 10-KSB for the fiscal year end December 31, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act");



        (b) Hudson's Form 10-KSB/A, amending Form 10-KSB for the fiscal year ended December 31, 1997, filed July 10, 1998 pursuant to Section 13(a) of the Exchange Act;



        (c) All other reports, if any, filed by Hudson pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1997; including



            (i) Hudson's Form 10-QSB for the period ended March 31, 1998;



            (ii) Hudson's Form 10-QSB for the period ended June 30, 1998;



            (iii) Hudson's Form 10-QSB for the period ended September 30, 1998;



            (iii) Hudson's Notice of Annual Meeting, Proxy Statement and Form of Proxy dated May 15, 1998.



        (d) The description of Hudson's Common Stock contained in the Registration Statement on Form S-18 filed with the Commission and declared effective on April 7, 1989, under Section 8 of the

    Securities Act, including any amendment or description filed for the purpose of updating such description.



    All documents filed by Hudson pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.



    Hudson will provide each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon your written or oral request, a copy of any or all documents incorporated in this prospectus by reference (not including the exhibits to such documents unless such exhibits are incorporated by reference in such documents). You may call or write Taras M. Kolcio, Chief Accounting Officer, Hudson Hotels Corporation, 300 Bausch & Lomb Place, Rochester, NY 14604, (716) 454-3400 to request such copies.



                             ADDITIONAL INFORMATION



    Hudson has filed with the Securities and Exchange Commission, Washington, DC 20549, a registration statement on Form S-3 under the Act, with respect to the securities offered hereby. This prospectus, filed as a part of the registration statement, does not contain certain information set forth in or annexed as exhibits to the registration statement, as permitted by the Rules and Regulations of the Commission. For further information with respect to Hudson and the securities offered hereby, reference is made to the Registration Statement and to the Exhibits filed as part thereof, which may be inspected at the office of the Securities and Exchange Commission without charge. Copies of such information may be obtained from the Securities and Exchange Commission upon payment of a fee prescribed by the Securities and Exchange Commission.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE SELLING SHAREHOLDER IS NOT OFFERING TO SELL THE SHARES IN ANY JURISDICTION OR TO ANY PERSON IF SUCH OFFER OR SALE WOULD BE UNLAWFUL. THE FACTS AND CIRCUMSTANCES ABOUT OUR COMPANY WHICH ARE SET FORTH IN THIS DOCUMENT MAY CHANGE AFTER THE DATE OF THIS DOCUMENT.


                            ------------------------

                               TABLE OF CONTENTS


Hudson...............................          1
Recent Developments..................          1
Risk Factors.........................          2
Use Of Proceeds......................          4
Selling Shareholder..................          4
Plan Of Distribution.................          4
Legal Matters........................          4
Experts..............................          5
Available Information................          5
Incorporation Of Certain Documents By
 Reference...........................          5
Additional Information...............          6



                           HUDSON HOTELS CORPORATION



                         200,000 SHARES OF COMMON STOCK



                          OFFERING PRICE $.  PER SHARE


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth all expenses, other than selling commissions, payable by the Registrant in connection with the sale of the shares being registered. All of the amounts shown are estimates, except for the registration fee and NASD filing fee.


Registration....................................................  $  144.40
NASD filing.....................................................  $2,000.00
Blue Sky fees and expenses......................................        -0-
Legal fees and expenses.........................................  $5,000.00
Accounting fees and expenses....................................  $5,000.00
Miscellaneous...................................................  $1,000.00
                                                                  ---------
    TOTAL.......................................................  $13,144.40



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Restated Certificate of Incorporation of the Registrant, filed November 25, 1988 (the "Restated Certificate"), provides in relevant part at paragraph 7, that


        Every officer or director hereafter made or threatened to be made a party to any action or proceeding by reason of the fact that he or his testator or intestate is or was a director or officer of this corporation or of any other corporation which he served in any capacity at the request of this corporation shall be indemnified against the reasonable expenses including attorneys' fees actually and necessarily incurred or paid by him in connection with the defense of any such action or proceeding or in connection with any appeal therein, provided that the director or officer be wholly successful on the merits or otherwise in the defense of the action or proceeding.


    Sections 721 through 726 of the Business Corporation Law of the State of New York (the "BCL") provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the BCL.


    The BCL was also amended in 1986 to allow corporations to provide for indemnification of corporate directors and officers on a broader basis than had previously been permissible. Pursuant to this statutory authority, and as authorized by Article V of the Registrant's By-Laws, directors and officers of the Registrant, and certain Registrant employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the BCL changes.



    Article V of the Registrant's By-Laws provide as follows:



    5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.



    5.2 AUTHORIZATION.  The provisions for indemnification set forth in Section
5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders,(ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES



    (a) THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION STATEMENT:



EXHIBIT NUMBER
-----------------

      4.1(1  )     Specimen Common Stock Certificate

       5.1         Opinion of Boylan, Brown, Code, Fowler, Vigdor & Wilson, L.L.P.

      23.1         Independent Auditors' Consent--Bonadio & Co., L.L.P.

      23.2         Independent Auditors' Consent--PricewaterhouseCoopers, L.L.P.

      23.3         Consent of Boylan, Brown, Code, Fowler, Vigdor & Wilson is included in its Opinion filed as
                   Exhibit 5.1

      24.1         Power of Attorney (included on page II-4)


------------------------


(1) Previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-18, effective April 7, 1989 and incorporated herein by reference.


    The remaining schedules have been omitted, either because they are not applicable to the Registrant or because the information required has been shown in the Financial Statements or in the notes thereto without making such statement unclear or confusing.


ITEM 17. UNDERTAKINGS


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, unit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:


    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


        (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.


    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Hudson Hotels Corporation , a corporation organized and existing under the laws of the State of New York certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 9th day of February, 1999.



                                HUDSON HOTELS CORPORATION

                                BY:            /S/ E. ANTHONY WILSON
                                     -----------------------------------------
                                      E. ANTHONY WILSON, CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER, AND
                                                      DIRECTOR



                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Anthony Wilson and John M. Sabin, or either of them, as true and lawful attorney-in-fact, with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, shall do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ E. ANTHONY WILSON       Chairman of the Board,        February 9, 1999
------------------------------  Anthony Wilson Chief
      E. Anthony Wilson         Executive Officer, and
                                Director.

      /s/ JOHN M. SABIN         Executive Vice President,     February 9, 1999
------------------------------  John M. Sabin and
        John M. Sabin           Chief Financial Officer

       /s/ TARAS KOLCIO         Chief Accounting Officer,     February 9, 1999
------------------------------  and Controller
         Taras Kolcio

      /s/ MICHAEL GEORGE        President and Director        February 9, 1999
------------------------------
        Michael George

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
      /s/ RALPH L. PEEK         Vice President and Director   February 9, 1999
------------------------------
        Ralph L. Peek

     /s/ ROBERT FAGENSON        Director                      February 9, 1999
------------------------------
       Robert Fagenson

      /s/ MICHAEL CAHILL        Director                      February 9, 1999
------------------------------
        Michael Cahill

       /s/ JOHN P. BUZA         Director                      February 9, 1999
------------------------------
         John P. Buza